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                                  EXHIBIT 99.2

                                                                   PRESS RELEASE

                        Court Approves Bidding Procedures
                       for Sale of Friede Goldman Offshore

GULFPORT MS, October 24, 2002 - Friede Goldman Halter, Inc. (OTCBB: FGHLQ) announced today that the United States Bankruptcy Court for the Southern District of Mississippi, Southern Division, approved the bidding procedures for the auction on November 5, 2002 of Friede Goldman Offshore, the remaining business unit of the company.

The Restructuring Committee of the Board of Directors and the Unsecured Creditors' Committee are prepared to reorganize this business unit through a Plan of Reorganization if the auction does not yield the desired return. A number of interested buyers have surfaced during an extended marketing process.

Interested parties are encouraged to contact the company's legal representative, Jim Decker, Director of Houlihan Lokey Howard Zukin at (404) 495-7012 to secure information concerning the auction.

"This business unit has performed above all expectations during the bankruptcy process and has a bright future ahead, whether it is sold or reorganized" said Decker.

"As with all of the company's business units, the support of its customers, employees and suppliers has kept the enterprise value intact and a short window is now approved by the Court to determine if a satisfactory sales price can be realized." said Jack Stone, Chief Restructuring Advisor of Friede Goldman Halter, Inc.

The Friede Goldman Offshore business unit provides construction, upgrade and repair of drilling units, mobile production units and offshore construction equipment.